Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Tempus Applied Solutions Holdings, Inc.

We consent to the inclusion in this Post-Effective Amendment No. 2 to the Registration Statement to Form S-3 on Form S-1 of Tempus Applied Solutions Holdings, Inc. of our report dated March 31, 2017, relating to our audits of the consolidated financial statements of Tempus Applied Solutions Holdings, Inc. and its subsidiaries as of December 31, 2016 and 2015 and for the years then ended. We also consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 2 to the Registration Statement to Form S-3 on Form S-1.

/s/ ELLIOTT DAVIS DECOSIMO, LLC

Greenville, South Carolina

April 10, 2017